CONSULTING AGREEMENT

AND

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

This Consulting Agreement and Intellectual Property Rights Assignment ("Agreement") is entered into by and between Tesco Corporation ("TESCO"), Turnkey E&P Inc. ("Turnkey"), and, with respect to Section 4 hereof only, Robert M. Tessari in his individual capacity ("Tessari") made effective as of July 16, 2007 (the "Effective Date").

WHEREAS, TESCO is a company engaged in the development and marketing of technology in the oilfield services sector, including without limitation its proprietary CASING DRILLING® technology; and

WHEREAS, Turnkey is a turnkey drilling company as well as an exploitation and production company which owns and operates drilling rigs specially designed for CASING DRILLING®; and

WHEREAS, Tessari is the founder and Chief Technology Officer of TESCO, and a member of TESCO's board of directors; and

WHEREAS, as of the Effective Date, Tessari has retired from his position as Chief Technology Officer of TESCO, while remaining on the board of directors and has assumed the position of President and Chief Executive Officer of Turnkey; and

WHEREAS, Prior to the Effective Date, Tessari has been instrumental in the development of TESCO's intellectual property and desires to continue to contribute his inventions, innovations, improvements and other intellectual property to TESCO's intellectual property, and

WHEREAS, TESCO and Turnkey are parties to that certain Preferred Supplier Agreement dated December 13, 2005 (the "PSA"); and

WHEREAS, TESCO wishes to have continued access to Tessari for purposes of consultation on technology issues under the terms of this Agreement; and

WHEREAS, Tessari is willing to provide such consultation to TESCO under the terms of this Agreement; and

WHEREAS, Turnkey is willing to permit Tessari to provide such consultation to TESCO under the terms of this Agreement; and

WHEREAS, it is the intent of the parties that TESCO will own and/or take assignment of all intellectual property rights to technology invented by Tessari and/or Turnkey, in exchange for the consideration specified in this Agreement;

NOW THEREFOR, the parties agree as follows:

  Definitions. As used in this Agreement the terms listed below shall have the following meanings:

    "Intellectual Property Rights" or "IPR" shall mean all right, title and interest in any intellectual property including without limitation patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other rights of any sort throughout the world.

    "Inventions" shall mean inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, within the oilfield services field, including without limitation those related to (i) top drives (ii) casing running, or (iii) CASING DRILLING® or other drilling with casing (to include "next generation" technologies such as, e.g., pump-down recirculate-out tools, air drilling, drill bit position, vector and control technologies, etc.).

  Consulting. Turnkey will make Tessari available to provide consulting services (the "Services") to TESCO from time to time at times mutually agreeable between TESCO and Turnkey.

  Product Testing and Development. Turnkey will provide reasonable assistance in testing and developing TESCO products and services, but will not be responsible for the risk and expenses associated unless specifically contracted to do so in writing. The parties will agree on risk allocation on a case-by-case basis prior to any field testing.

  Intellectual Property Ownership. The following provisions control in the event of any conflict between them and Sections 8.2 through 8.4 of the PSA:

    All IPR related in any way to Inventions will belong to TESCO, whether developed by TESCO, Tessari or Turnkey.

    All Inventions are work made for hire to the extent allowed by law and, in addition, Tessari and Turnkey hereby jointly and severally make all assignments necessary to accomplish the foregoing ownership described in Section 4(a). Tessari and Turnkey shall further assist TESCO, at TESCO's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Tessari and Turnkey jointly and severally hereby irrevocably designate and appoint TESCO as their agent and attorney-in-fact to act on behalf of each to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Tessari and/or Turnkey.

    TESCO shall have the exclusive right to prosecute, file, or otherwise obtain IPR for Inventions. Turnkey and Tessari shall not file for IPR not pursued by TESCO for Inventions covered by this Agreement without the prior written consent of TESCO. If TESCO grants consent to Turnkey or Tessari to file or otherwise obtain IPR for such non-pursued Inventions, such IPR shall be assigned to TESCO.

  Compensation. In consideration of the foregoing, TESCO shall compensate Tessari and Turnkey as follows:

    In consideration of the assignments made in Section 4 hereof, TESCO shall pay to Tessari the sum of one dollar (US$1.00).

    TESCO shall provide Turnkey with the preferred customer pricing specified in Section 6, below.

    TESCO shall reimburse Turnkey for all reasonable, ordinary and necessary expenses incurred by Tessari in the performance of the Services hereunder and Turnkey shall provide reasonable documentation of all such expenses, provided, that no reimbursement shall be provided for any single expense or any group of expenses incurred in a thirty (30) day period exceeding five thousand dollars (US$5,000.00), unless such expenses have been approved in writing by TESCO in advance.

  Preferred Customer Pricing.

    In consideration of the foregoing, TESCO and Turnkey agree that Turnkey shall receive a preferred customer pricing on any service procured from TESCO or any product rented or sold by TESCO or covered by a TESCO patent or trade secret ("TESCO Product") for Turnkey's own internal use.

      For purchased products, the preferred customer pricing shall be calculated as the lesser of (a) TESCO's direct cost plus ten percent (10%) or (b) eighty-five percent (85%) of the lowest price charged to another non-TESCO affiliated customer. In the event Turnkey can demonstrate by reasonable documentation that it can build a consumable TESCO Product (i.e. a TESCO Product that is consumed or left in the hole during drilling operations), including any versions modified for Turnkey's specific needs, at a substantially lower cost than TESCO, Turnkey may offer TESCO the right to provide such consumable TESCO Product at the documented lower price, and upon receipt of notice that TESCO does not wish to meet such documented price, which notice shall not be unreasonably withheld or delayed, Turnkey may manufacture such consumable TESCO Products and pay TESCO a royalty of ten percent (10%) of Turnkey's manufacturing cost-provided, that use of such TESCO Products shall be limited to internal use by Turnkey on its own rigs, without right of resale, rental or use for the benefit of any third party (the "Internal Use License"). The Internal Use License shall be nontransferable and shall terminate on termination of this Agreement, provided, that TESCO Products manufactured by Turnkey under the Internal Use License shall continue to be subject to the restrictions set forth above after termination of this Agreement.

      For rented products, the preferred customer day rate pricing shall be calculated as (a) TESCO's direct manufacturing cost of the product divided by 730 (representing a 2-year amortization daily charge) plus (b) 10%. Cost of TESCO personnel, equipment repair and other costs associated with rental products will be charged at TESCO's direct cost plus 10%. Turnkey guarantees a minimum of 200 rental days per year for each rented product.

    Section 5.2 of the PSA shall be deemed amended in accordance with this Section 6 for the term of this Agreement. Further, the parties agree that the term of the PSA shall be extended to remain in force so long as this Agreement remains in force.

  New Technology.

    In the event Turnkey proposes development of a product or service (the "New Technology") that TESCO does not want to design, test and/or commercialize, Turnkey shall have the limited, nonexclusive and nontransferable license to develop, manufacture and use the New Technology solely for its own internal purposes, provided, that TESCO shall still own all IPR related to the New Technology as set forth in Section 4 above (the "Development License"). Turnkey shall submit to TESCO a reasonably detailed and itemized estimate of the cost to develop such New Technology to aid TESCO in deciding if it wants to proceed.

    In addition to applicable rights under the Development License, Turnkey may additionally sell New Technology to TESCO on terms to be agreed in good faith, the parties agreeing that a higher price will be appropriate prior to TESCO giving Notice of Intent to Commercialize (as defined below), and a lower price will be appropriate after giving of such notice. In further addition to the applicable rights under the Development License, Turnkey may sell New Technology to third parties with prior written approval of TESCO, on such terms as the parties shall agree.

    If TESCO subsequently decides to manufacture, have manufactured and/or market such New Technology, TESCO shall give notice ("Notice of Intent to Commercialize") of such to Turnkey, and Turnkey shall thereafter be obliged to purchase any additional products of the New Technology from TESCO at prices as set forth in Section 6, above. In such event, TESCO shall repay to Turnkey as applicable, three (3) times the documented development cost of the New Technology in question, after which no further payment would be required. Payments shall be paid monthly for a period of twenty-four (24) months starting from the time TESCO assumes the manufacture and/or marketing of the New Technology.

    Turnkey may collaborate with third parties in development of the New Technology, provided (1) Turnkey secures TESCO's prior written consent in each case, and (2) the third parties agree in writing to the terms of this Agreement, including without limitation an assignment of all IPR in New Technology to TESCO. TESCO shall not be obligated to provide Preferred Customer Pricing to any third parties.

    Non-Disclosure. Any information (written, oral, or observed) received by Turnkey during the course of this Agreement will be deemed to be confidential. This information may only be used in the performance of this Agreement and may not be revealed to any third parties during the life of this Agreement or after its expiration without the prior written consent of TESCO. Turnkey shall hold all such information in trust and confidence for TESCO.

    Return of Information. All tangible information related to TESCO, including, without limitation, all summaries, copies and excerpts of any information, which come into Turnkey's custody or are developed, compiled, prepared or used in the course of providing the Services, shall be solely the property of TESCO, and shall be immediately delivered by Turnkey to TESCO upon completion of the Services, termination of this Agreement, or upon TESCO's request, whichever first occurs. Subject to the terms of Section 4, Turnkey may retain and use copies of information acquired at its own cost and expense.

    Independent Contractor. During the performance of this Agreement, Turnkey shall be an independent contractor and not an agent or employee of the TESCO. Turnkey shall supervise the performance of its own services and shall have control of the manner and means by which such services are performed, subject to compliance with this Agreement. Turnkey is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including without limitation state and federal income tax withholding, Social Security payments, and workers' compensation insurance. Turnkey agrees to defend, indemnify and hold TESCO harmless from any and all claims, damages, liability, attorneys' fees and expenses on account of (i) an alleged failure by Turnkey to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Turnkey.

  Term. This Agreement shall remain in force for three (3) years from the Effective Date, and thereafter shall automatically renew for successive one (1) year terms unless any party gives one hundred eighty (180) days' written notice of termination prior to the renewal date.

  Termination. Either TESCO or Turnkey may terminate this Agreement in the event of a material breach by the other party, which breach remains uncured after thirty (30) days' written notice of intent to terminate.

  General Provisions.

    Rights hereunder which accrue to TESCO shall be assignable to an affiliate of TESCO or to a successor to, or acquirer of, substantially all of TESCO's assets. Subject to the foregoing, rights hereunder accruing to TESCO may be assigned at the discretion of TESCO, provided, that the provisions of Section 6 may only be assigned with consent of Turnkey, which consent shall not be unreasonably withheld or delayed. The rights of Turnkey under the Agreement shall not be assignable or transferable in any way without written consent of TESCO, which consent shall not be unreasonably withheld or delayed.

    If any part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such ruling shall in no way affect the validity or enforceability of the balance of the Agreement.

    The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

    No amendment to this Agreement shall be binding unless executed in writing by TESCO and Turnkey. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by TESCO and Turnkey, nor shall such waiver constitute a continuing waiver

    Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand to, or three days after being mailed, postage prepaid, registered with return receipt requested or telefaxed and addressed to:

    If to TESCO:

    Tesco Corporation

    Attn: President

    3993 West Sam Houston Parkway North

    Suite 100

    Houston, TX 77043

    With copy to:

    Tesco Corporation

    Attn: General Counsel & Corporate Secretary

    3993 West Sam Houston Parkway North

    Suite 100

    Houston, TX 77043

    If to Tessari:

    Robert Tessari

    5337 Lampasas St.

    Houston, Texas 77056

    If to Turnkey:

    Turnkey E&P Inc.

    Attn: President

    450 Gears Road

    Houston, Texas 77067

    With copy to:

    Turnkey E&P Inc.

    Attn: Chairman

    707 Lake Placid Drive S.E.

    Calgary, Alberta

    T2J4B9

    or to such other address as any party may specify to the others in writing.

    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding the conflict of laws provisions.

    Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules ("AAA Rules"), and judgment on the award rendered by the arbitrator shall be final and binding to the fullest extent of the AAA Rules and may be entered in any court having jurisdiction thereof. Arbitration proceedings shall be conducted in Houston, Texas and shall be conducted in the English language before a single arbitrator.

    References to a Section include its subsections, if any. This Agreement constitutes the entire understanding between TESCO and Turnkey and between TESCO and Tessari with respect to the subject matter hereof and supercedes and replaces all prior agreements, understandings, writings and discussions therebetween relating to said subject matter.

[Signature page follows.]

IN WITNESS WHEREOF, executed on the dates set forth below, but made effective as of the Effective Date first written above.

TESCO CORPORATION

By: /s/ Anthony Tripodo

Anthony Tripodo

Executive Vice President & Chief Financial Officer

Date: November 15, 2007

By: /s/ James A. Lank

James A. Lank

General Counsel & Corporate Secretary

Date: November 15, 2007

TURNKEY E&P INC.

By: /s/ Dale W. Bossert

Dale Bossert

Chairman

Date: November 16, 2007

/s/Robert M. Tessari

Robert M. Tessari,

in his individual capacity with respect to Section 4 only

Date: November 15, 2007